Exhibit 10.1

PRESS RELEASE

Magic Continues Growth Streak with Record Q3 2013 Non-GAAP Operating Income of $6.0 Million, an Increase of 31% Year over Year; Revenues for Q3 2013 Grew 9% Year over Year to $35.6 Million

Non-GAAP operating income for the first nine months increased 17% to a record $15.9 million; Revenues for the first nine months increased 14% year over year to $103.8 million

Or Yehuda, Israel, November 6, 2013 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the third quarter and first nine months of 2013.

Financial Highlights for the Third Quarter Ended September 30, 2013

•	Revenues for the third quarter increased 9% year over year to $35.6 million from $32.6 million.

•	Non-GAAP operating income for the third quarter increased 31% to $6.0 million, compared to $4.6 million in the same period last year; Operating income increased 21% to $5.0 million, compared to $4.1 million in the same period last year.

•	Non-GAAP net income for the third quarter increased 23% to $5.5 million, compared to $4.5 million in the same period last year; Net income increased 2% to $4.2 million (or $0.11 per fully diluted share) compared to $4.1 million (or $0.11 per fully diluted share) in the same period last year. The increase in net income was negatively impacted by tax expenses recorded with respect to utilization of deferred tax assets. In accordance with U.S. generally accepted accounting principles, the Company records deferred tax expenses on utilization of carry-forward tax losses.

Financial Highlights for the Nine-Month Period Ended September 30, 2013

•	Revenues for the first nine months of 2013 increased 14% to $103.8 million compared to $90.7 million in the same period last year.

•	Non-GAAP operating income for the first nine months of 2013 increased 17% to $15.9 million compared to $13.6 million in the same period last year; Operating income for the first nine months of 2013 increased 13% to $13.7 million compared to $12.2 million in the same period last year.

•	Non-GAAP net income for the first nine months of 2013 increased 3% to $13.5 million compared to $13.1 million in the same period last year; Net income for the first nine months of 2013 decreased 6% to $11.2 million (or $0.30 per fully diluted share), compared to $11.9 million (or $0.32 per fully diluted share) in the same period last year. The decrease in net income was mainly attributable to tax expenses recorded with respect to utilization of deferred tax assets.

•	Operating cash flow for the first nine months of 2013 totaled $13.1 million.

•	Total cash, cash equivalents and short-term investments as of September 30, 2013, amounted to $39.2 million, with no debt.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said, “We are pleased to report another record quarter with strong year-over-year growth across all areas of our business and all regions. We are seeing great interest in the recent enhancements we have made to enrich our enterprise mobility, integration and services offerings. We are committed to maximizing our opportunities by continuing to strengthen our positions in these growth markets now and in the years to come.”

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets

•	In-process research and development capitalization and amortization

•	Equity-based compensation expense

•	Unwinding of discount in connection with liabilities due to acquisitions

•	Related tax effects of the above items

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Press Contact:

Tania Amar, VP Global Marketing

Magic Software Enterprises

Tel: +972 (0)3 538 9300

tania@magicsoftware.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

MAGIC SOFTWARE ENTERPRISES LTD.

CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	Unaudited		Unaudited
Revenues	35,596	32,578	103,766	90,650
Cost of Revenues	20,733	19,583	61,588	52,601
Gross profit	14,863	12,995	42,178	38,049
Research and development, net	979	892	2,781	2,134
Selling, marketing and general and
administrative expenses	8,914	7,981	25,719	23,765
Total operating costs and expenses	9,893	8,873	28,500	25,899
Operating income	4,970	4,122	13,678	12,150
Financial expenses (income), net	(74)	15	(594)	(183)
Other income, net	-	69	-	136
Income before taxes on income	4,896	4,206	13,084	12,103
Taxes on income (benefit), net	357	(25)	1,134	42
Net income	4,539	4,231	11,950	12,061
Change in redeemable non-controlling interests	(208)	-	(401)	-
Net income attributable to non-controlling interests	(142)	(116)	(359)	(131)
Net income attributable to Magic's shareholders	4,189	4,115	11,190	11,930

Net earnings per share
Basic	0.11	0.11	0.30	0.33
Diluted	0.11	0.11	0.30	0.32

Weighted average number of shares used in
computing net earnings per share

Basic	36,877	36,541	36,753	36,485
		.
Diluted	37,405	37,062	37,240	37,129

MAGIC SOFTWARE ENTERPRISES LTD.

RECONCILIATION BETWEEN GAAP AND NON-GAAP

STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES

U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	Unaudited		Unaudited

GAAP operating income	4,970	4,122	13,678	12,150
Amortization of capitalized software and other intangible assets	1,982	1,418	5,510	4,311
Capitalization of software development	(1,066)	(1,131)	(3,566)	(3,344)
Stock-based compensation	70	143	255	440
Total adjustments to GAAP	986	430	2,199	1,407
Non-GAAP operating income	5,956	4,552	15,877	13,557

GAAP net income	4,189	4,115	11,190	11,930
Adjustments to GAAP as above	986	430	2,199	1,407
Unwinding of discount in connection with liabilities due to acquisitions	50	-	265	-
Amortization expenses attributed to redeemable non-controlling interests	(55)	-	(115)	-
Deferred taxes on the above items	334	(62)	(3)	(219)
Total adjustments to GAAP	1,315	368	2,346	1,188
Non-GAAP net income	5,504	4,483	13,536	13,118

Non-GAAP basic net earnings per share	0.15	0.12	0.37	0.36
Weighted average number of shares used in
computing basic net earnings per share	36,877	36,541	36,753	36,485

Non-GAAP diluted net earnings per share	0.15	0.12	0.36	0.35
Weighted average number of shares used in
computing diluted net earnings per share	37,437	37,129	37,287	37,234

MAGIC SOFTWARE ENTERPRISES LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2013	2012
	Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	38,300	37,744
Available-for-sale marketable securities	861	890
Trade receivables, net	30,595	28,367
Other accounts receivable and prepaid expenses	6,258	6,696
Total current assets	76,014	73,697

LONG-TERM RECEIVABLES:
Severance pay fund	410	351
Other long-term receivables	3,381	2,287
Total long-term receivables	3,791	2,638

PROPERTY AND EQUIPMENT, NET	1,889	1,898
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	79,516	74,721

TOTAL ASSETS	161,210	152,954

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	3,597	4,722
Accrued expenses and other accounts payable	17,526	17,188
Deferred tax liabilities	2,857	3,422
Deferred revenues	7,447	4,160
Total current liabilities	31,427	29,492

NON CURRENT LIABILITIES:
Long term liabilities	1,874	750
Liability due to acquisition activities	1,389	1,192
Accrued severance pay	1,271	1,245
Total non-current liabilities	4,534	3,187

Redeemable non- controlling interest	2,344	1,914

EQUITY:
Magic Shareholders' equity	121,971	117,786
Non-controlling interests	934	575
Total equity	122,905	118,361

TOTAL LIABILITIES AND EQUITY	161,210	152,954